Exhibit 99.1

MAP Pharmaceuticals Announces Completion of Enrollment in Phase 3 Trial

of Unit Dose Budesonide in Children with Asthma

MOUNTAIN VIEW, Calif., Sept. 22, 2008 — MAP Pharmaceuticals, Inc. (Nasdaq: MAPP) today announced that it has completed patient enrollment in its Phase 3 clinical trial evaluating Unit Dose Budesonide (UDB), the company’s proprietary nebulized version of budesonide, for the potential treatment of pediatric asthma.

The purpose of the Phase 3 trial is to evaluate the safety and efficacy of UDB as a potential treatment of pediatric asthma in approximately 360 children from 12 months to eight years of age. UDB is a novel version of nebulized budesonide, an inhaled corticosteroid (ICS) that has been used for more than 20 years with demonstrated safety and efficacy. UDB is designed to be administered more quickly and to provide efficacy at a lower dose than the commercially available product.

The multi-center, randomized, double-blind, placebo controlled study has enrolled children 12 months to eight years of age. Patients complete a two week screening period and those who meet the entry criteria are then randomized to a 12-week treatment period receiving twice daily 0.25mg UDB, 0.135mg UDB or placebo. The primary efficacy endpoints for the study are the changes in nighttime and daytime composite symptom scores, which are comprised of cough, wheeze and breathlessness.

“Completion of enrollment of this study represents an important milestone in the development of UDB. We would like to thank our clinical investigators as well as parents for their strong interest in and support for studying the potential benefits of UDB therapy,” said Timothy S. Nelson, President and Chief Executive Officer of MAP Pharmaceuticals. “ We believe UDB has the potential to offer both physicians and families with asthmatic children a convenient, low-dose therapy to treat this chronic condition.”

Based on data from the Centers for Disease Control, we estimate that pediatric asthma affects approximately three million children eight years of age and under in the United States. The Global Initiative for Asthma and the National Asthma Education and Prevention Program both recommend prophylactic inhaled corticosteroids as the preferred treatment for reducing inflammation and maintaining long-term control of asthma in children of all ages.

About MAP Pharmaceuticals

MAP Pharmaceuticals, Inc. develops and plans to commercialize new therapies for children and adults who suffer from chronic conditions that it believes are not adequately treated by currently available medicines. The company applies its proprietary inhalation technologies to enhance the therapeutic benefits and commercial attractiveness of proven drugs while minimizing risk by capitalizing on their known safety, efficacy and commercialization history. MAP Pharmaceuticals has two drug candidates in Phase 3 clinical trials. Unit Dose Budesonide is being developed for the potential treatment of pediatric asthma, and MAP0004 is being developed for the potential treatment of migraine. MAP Pharmaceuticals’ pipeline also includes a drug candidate in early clinical development for the treatment of asthma and chronic obstructive pulmonary disease.

Additional information about MAP Pharmaceuticals can be found at http://www.mappharma.com.

Forward-Looking Statements

In addition to statements of historical facts or statements of current conditions, this press release contains forward-looking statements, including with respect to the development, therapeutic potential and safety of MAP Pharmaceuticals’ UDB product candidate. Actual results may differ materially from current expectations based on risks and uncertainties affecting the company’s business, including, without limitation, risks and uncertainties relating to the enrollment and conduct of clinical trials, as well as risks relating to failure to achieve favorable clinical outcomes and that UDB will not be approved for commercial use by the United States Food and Drug Administration. The reader is cautioned not to unduly rely on the forward-looking statements contained in this press release. MAP Pharmaceuticals expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law. Additional information on potential factors that could affect MAP Pharmaceuticals’ results and other risks and uncertainties are detailed in its Quarterly Report on Form 10-Q, filed with the SEC on August 13, 2008, and available at http://edgar.sec.gov.

CONTACT:

MAP Pharmaceuticals, Inc.

Lisa Johnson

Media Contact

650-386-3122

ljohnson@mappharma.com